UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SunEdison Semiconductor Limited

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SunEdison Semiconductor Announces Regulatory Approvals

from Taiwan and Austria for Proposed Acquisition

St. Peters, Missouri – November 4, 2016 — SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) (“SunEdison Semiconductor”) announced today that it has received notice that the Investment Committee of the Ministry of the Economic Affairs of the Republic of China has approved the proposed acquisition of SunEdison Semiconductor by GlobalWafers Co., Ltd. (“GlobalWafers”), and that the Austrian antitrust authority has concluded its review. As a result, all pre-closing antitrust requirements have been completed.

As previously announced on August 17, 2016, GlobalWafers and SunEdison Semiconductor entered into a definitive agreement for the acquisition by GlobalWafers, through a wholly owned subsidiary, of all of the outstanding ordinary shares of SunEdison Semiconductor in an all-cash transaction valued at US$683 million, including SunEdison Semiconductor outstanding net indebtedness, pursuant to a scheme of arrangement under Singapore law. Under the terms of the agreement, SunEdison Semiconductor shareholders will receive, upon consummation of the scheme of arrangement, US$12.00 per share in cash for each ordinary share.

About SunEdison Semiconductor

SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol “SEMI.”

Additional Information and Where You Can Find It

In connection with the proposed transaction, SunEdison Semiconductor filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) on October 13, 2016 and the proxy statement was first mailed to the shareholders of SunEdison Semiconductor on or about that same date. SHAREHOLDERS OF SUNEDISON SEMICONDUCTOR ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The proxy statement, and any other documents filed by SunEdison Semiconductor or GlobalWafers with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Shareholders are urged to read the proxy statement and the other relevant materials before making any decision with respect to the proposed transaction.

Certain Information Concerning Participants

Each of GlobalWafers, SunEdison Semiconductor and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from SunEdison Semiconductor shareholders in favor of the proposed transaction. GlobalWafers currently owns approximately 4.9% of the outstanding ordinary shares of SunEdison Semiconductor. Information about GlobalWafers and its directors and executive officers may be found in the Schedule 14A filed by GlobalWafers with the SEC on August 18, 2016. Information about SunEdison Semiconductor’s directors and executive officers is set forth in its proxy statement for its 2016 Annual General Meeting of Shareholders and its most recent annual report on Form 10-K. Information about the directors’ and executive officers’ ownership in SunEdison Semiconductor’s ordinary shares, as well as additional information regarding the direct or indirect interests of participants in the solicitation of proxies in connection with the contemplated transactions, is included in the definitive proxy statement filed with the SEC and first mailed to stockholders on or about October 13, 2016.

Contacts

SunEdison Semiconductor

Chris Chaney

Director, Investor Relations & Corporate Communications

SunEdison Semiconductor Limited

cchaney@sunedisonsemi.com

+1 636 474 5226